Exhibit 2.1
AMENDMENT
TO
ADDITIONAL CONTRIBUTION AGREEMENT
BETWEEN
PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST
AND
MEMBERS OF THE BOARD OF TRUSTEES
The parties, Paragon Real Estate Equity and Investment Trust, a Maryland business trust (formerly, Stonehaven Realty Trust, the “Trust”); the members of the Board of Trustees (the “Trustees”), and each of the individual Trustees (a “Trustee”) presently Daryl J. Carter (“Carter”), John J. Dee (“Dee”), Daniel G. DeVos (“DeVos”), Paul T. Lambert (“Lambert”), James C. Mastandrea (“Mastandrea”), and Michael T. Oliver (“Oliver”); and Paragon Real Estate Development, LLC (“Paragon Development”); agree to amend the Additional Contribution Agreement dated March 4th, 2003 (“Agreement”), made at Cleveland, Ohio, this 29th day of September, 2006 (“Amendment”), between and the Trust and the Trustees.
WITNESSETH:
     WHEREAS: The Trust is a public traded real estate company;
     WHEREAS: The Trust desires to substantially grow the asset base, net operating income, funds from operation, net value, and the share value of the Trust;
     WHEREAS: The Trust seeks to continue the leadership experience, talent, and relationships of the Trustees;
     WHEREAS: The Trustees intend to find deals to contribute to the Trust;
     WHEREAS: The Trust, the Trustees, Mastandrea and Dee individually and as Trustees, and Paragon Development desire to amend this Agreement; and
     WHEREAS: Capitalized terms not otherwise defined in this Amendment will have meanings assigned to them in the Agreement;
     NOW, THEREFORE, the Trust, the Trustees, Mastandrea and Dee individually and as Trustees, and Paragon Development have agreed to be bound by the following amendments to the terms and conditions of the Agreement:
1)	PARTICIPATION BY TRUSTEES IN THE AGREEMENT. The Trustees will participate in the Sponsor’s Equity and the Common Shares will be allocated to the individual Trustee who procures a Real Estate Transaction for the Trust.

2)	MASTANDREA AND DEE. Mastandrea and Dee will continue to participate in the Sponsor’s Equity and the Common Shares will be allocated to Paragon Development only if Mastandrea and Dee, either as officers of the Trust or as Trustees of the Trust, procure a Real Estate Transaction for the Trust. Mastandrea and Dee will not receive any Sponsor’s Equity or Common Shares for a Real Estate Transaction procured by another Trustee.

3)	ALLOCATION AND FORMULA FOR EARNING COMMON SHARES. The following phrase will be added to the Agreement, at the end of the first paragraph of the first numbered section for clarification:
“(iii) and then, from the result, deducting the acquisition price of the Real Estate Transaction.”
IN WITNESS WHEREOF, this Agreement has been signed by the parties, as of the date first above written.
PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST

By: Title:	/s/ James C. Mastandrea JAMES C. MASTANDREA,
Chairman of the Board of Trustees

/s/ Daryl J. Carter

DARYL J. CARTER, Trustee

/s/ John J. Dee

JOHN J. DEE, Individually, and as a Trustee, and for
PARAGON REAL ESTATE DEVELOPMENT, LLC

/s/ Daniel G. DeVos

DANIEL G. DEVOS, Trustee

/s/ Paul T. Lambert

PAUL T. LAMBERT, Trustee

/s/ James C. Mastandrea

JAMES C. MASTANDREA, Individually, as a Trustee, and for
PARAGON REAL ESTATE DEVELOPMENT, LLC

/s/ Michael T. Oliver

MICHAEL T. OLIVER, Trustee